EXHIBIT 99.1

Pure Cycle Corporation Announces

Third Quarter 2006 Financial Results

Thornton, Colorado — July 17, 2006 — Pure Cycle Corporation (the “Company”) (NASDAQ Capital Market: PCYO) today announced results for the nine months ended May 31, 2006.

The Company posted a net loss of $713,700 ($.05 per share) on revenues of $188,200 for the nine months ended May 31, 2006, compared to a loss of $720,000 ($.05 per share) on revenues of $163,200 for the nine months ended May 31, 2005. The decreased loss is mainly attributable to higher water usage fees during 2006, lower salary and related costs due to the Company’s former CEO retiring in November 2004 offset by stock-based compensation expense recorded pursuant to Financial Accounting Standards No. 123 (revised 2004) and increased professional service fees and director fees. Financial highlights presented below.

The Company will host a conference call to discuss the results and the latest Company news on Tuesday July 18, 2006 at 2 pm Mountain. The call will be hosted by the Company’s President, Mark W. Harding.

CALL INFORMATION

What:	Fiscal 2006 third quarter earnings call

When:	Tuesday July 18, 2006 at 2:00 pm Mountain

To listen:	Click on the link posted on the Company’s website: www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.

To Participate:	Dial toll free: (877) 407-9210 also log-on to our website to view the slides.

REPLAY INFORMATION

The call will be available for replay until 9:59 pm Mountain on July 25, 2006:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	207992

A replay will be available on the Company’s Website through August 31, 2006.

For questions, please contact Investor Relations at info@purecyclewater.com.

FINANCIAL HIGHLIGHTS

Unaudited Results of Operations

	Nine months ended May 31,
	2006	2005
Total revenues	$188,200	$163,200
Total cost of revenues	(20,000)	(23,700)
Gross margin	168,200	139,500
Total operating expenses	(1,010,400)	(947,700)
Other income (expense)	128,500	88,200
Net loss	$(713,700)	$(720,000)
Weighted average shares outstanding (basic and diluted)	14,625,298	13,552,449
Loss per share	$(0.05)	$(0.05)

Financial Position Data

	May 31, 2006	August 31, 2005
	(unaudited)
Current assets	$3,519,100	$5,740,300
Total assets	$26,124,400	$26,046,500
Current liabilities	$624,900	$689,400
Total liabilities	$10,091,400	$10,693,700
Total stockholders’ equity	$16,033,000	$15,352,700

Company Information

Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area. These services include the design, construction, operation and maintenance of water and wastewater systems utilizing the valuable water supplies that we own.

Additional information about Pure Cycle, including recent press releases and our 2005 Annual Report, are available at www.purecyclewater.com, or you may contact Mark Harding, at 303-292-3456.